(Rule 14a-101)

                  INFORMATION REQUIRED IN PROXY STATEMENT

                       SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14 (a) OF THE SECURITIES
                      EXCHANGE ACT OF 1934


Filed by the registrant (x)

Filed by a party other than the registrant (  )

Check the appropriate box:

( ) Prelimary proxy statement          (  ) Confidential, for use
                                            of the Commission
                                            only (as permitted by
                                            Rule 14a-6(e)(2))

(x) Definitive proxy statement
( ) Definitive additional materials
( ) Soliciting material pursuant to Rule 14a-1i(c) or Rule 14a-i2

                 WILLIAMS INDUSTRIES, INCORPORATED
                 ---------------------------------
         (Name of Registrant as Specified in its Charter)


                 ---------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the
                          Registrant)

Payment of filing fee (Check appropriate box):

[x] No fee required.


       ------------------------------------------------------

              WILLIAMS INDUSTRIES, INCORPORATED
                    2849 Meadow View Road
                Falls Church, Virginia 22042

         NOTICE OF ANNUAL MEETING TO SHAREHOLDERS
               To Be Held November 11, 2000


To the Shareholders of
Williams Industries, Incorporated:

     The Annual Meeting of the Shareholders of Williams Industries, Incorporated will be held at the Ernst Community Center of Northern Virginia Community College, 8333 Little River Turnpike, Fairfax, Virginia, (Route 236 at the intersection of Wakefield Chapel Road, just west of the Intersection of Interstate 495 and Route 236) at 10:00 A.M. on November 11, 2000 for the following purposes:


(1) To elect six directors to serve until the next Annual Meeting or until their successors are elected and qualified.

(2) To transact such other business as may properly come before the Annual Meeting and any adjournments thereof.

     Only shareholders of record at the close of business on September 22, 2000 are entitled to notice of the Annual Meeting and to vote at the Annual Meeting. A list of such shareholders of record will be available at the Company's executive offices for inspection by shareholders for a period of at least ten days prior to the Annual Meeting. You are urged to execute the enclosed proxy and return it in the accompanying envelope at your earliest convenience. Such action will not affect your right to vote in person should you find it possible to attend the meeting.



                         By Order of the Board of Directors



                         Marianne V. Pastor
                         Secretary

                  WILLIAMS INDUSTRIES, INCORPORATED
                        2849 Meadow View Road
                     Falls Church, Virginia 22042

ANNUAL MEETING OF SHAREHOLDERS
To be Held November 11, 2000

PROXY STATEMENT

     This proxy statement is furnished in connection with the solicitation of proxies to be used at the Annual Meeting of Shareholders of Williams Industries, Incorporated (the "Company"), to be held at the Ernst Community Center of Northern Virginia Community College, 8333 Little River Turnpike, Fairfax, Virginia, (Route 236 at the intersection of Wakefield Chapel Road, just west of the intersection of Interstate 495 and Route 236) at 10:00 A.M. on Saturday, November 11, 2000, and at all adjournments thereof. It is anticipated that this proxy material will be mailed to shareholders on or about October 11, 2000.

     The solicitation of the proxy accompanying this statement is being made by the management of the Company, and the cost of solicitation will be borne by the Company. The solicitation may be made by mail, telephone or oral communication with shareholders. The Annual Report to Shareholders for the Fiscal Year ended July 31, 2000 accompanies this proxy statement. Additional copies of the Annual Report may be obtained by writing to the Secretary of the Company. The financial statements for the period ending July 31, 2000 included in the Annual Report to Shareholders were audited by Aronson, Fetridge & Weigle, the Company's current independent certified public accountants. It is anticipated that representatives of Aronson, Fetridge & Weigle will be present at the Annual Meeting and will be given the opportunity to make a statement and respond to questions.

     A proxy for use at the Annual Meeting is enclosed. Any shareholder who executes and delivers such proxy has the right to revoke it at any time before it is exercised, by filing with the Secretary of the Company either an instrument revoking it or a duly executed proxy bearing a later date. In addition, the powers of the proxy holder will be suspended if the person executing the proxy is present at the meeting and elects to vote in person.

     The only outstanding voting security of the Company is its Common Stock, $.10 par value, of which there were issued and outstanding 3,591,496 shares on September 22, 2000, which is the record date for the purpose of determining the shareholders entitled to notice of and to vote at the Annual Meeting. With the possible exception of the election of directors, each holder of Common Stock will be entitled to one vote, in person or by proxy, for each share of Common Stock outstanding in the shareholder's name on the books of the Company as of the record date. While the Company's Articles of Incorporation provide for cumulative voting in an election of directors, the Virginia Code provides that shares otherwise entitled to vote cumulatively not be voted cumulatively at a particular meeting unless the meeting notice or proxy statement states conspicuously that cumulative voting is authorized; or unless a shareholder gives notice to the secretary of the corporation not less than 48 hours before the time set for the meeting of his intent to cumulate his votes during the meeting. Cumulative voting means that the shareholders are entitled to multiply the number of votes they are entitled to cast by the number of directors for whom they are entitled to vote and cast the product for a single candidate or distribute the product among two or more candidates. If one shareholder gives his notice, all other shareholders are entitled to cumulate their vote. The Company does not intend that there be cumulative voting at the meeting, but in the event cumulative voting should be instituted by a shareholder, the Company's proxy holders will use their discretion in voting any unmarked proxies. All marked proxies will be voted for nominees as directed in the proxy, but marked proxies may not authorize voting more than one vote per nominee.


PROPOSAL I - ELECTION OF DIRECTORS

Nominees

     The Board of Directors has fixed the number of directors to be elected at the Annual Meeting at six, each to hold office until the next Annual Meeting and until the director's successor shall be elected and qualified. The Company has no standing nominating committee; management's nominees are chosen by the Board of Directors.

     The Company's transfer agent will be appointed to tabulate shares present in person or by proxy and to tabulate votes. Abstentions will be counted as present at the meeting and will be recorded as abstentions. They will not be recorded as votes either for or against the nominees. So long as a quorum (a majority of the outstanding shares) is present, directors will be elected by plurality vote; i.e., the six nominees receiving the most votes will be elected. Thus, neither a vote against nor an abstention will have any effect on the outcome of the election of directors; only votes for a nominee will have any such effect. Generally, shares held of record by a broker or other nominee for the benefit of a beneficial owner may only be voted by that broker or nominee, and if the broker or nominee does not vote the shares, the shares will not be tabulated as present or voting at the meeting. However, as provided by Virginia law, the Company may, but is not required to, accept the vote of a beneficial owner upon presentation of evidence acceptable to the Company that the voter is indeed the beneficial owner of the shares. The following table sets forth information concerning the nominees:

Nominees:

Name                       Age  Position with the Company  Elected
------------------------   ---  -------------------------  -------
Frank E. Williams, III(1)   41  President, Chairman of the   1991
                    (2) (4)     Board, Chief Financial Officer
Frank E. Williams, Jr.(l)   66  None                         1970
                      (2)
William C. Howlett(2)(3)(4) 73  None                         1986
R. Bentley Offutt (3)(4)    62  None                         1994
Stephen N. Ashman  (3)      52  None                         1998
William J. Sim  (3)         55  None                         1998

(1) Frank E. Williams, Jr. may be considered a "control person" of the Company, as the term control is defined by the rules of the Securities and Exchange Commission. Mr. Williams,
III is the son of Mr. Williams, Jr.

(2) Member of standing Executive Committee. This committee, which acts on behalf of the Board in situations where Board action is necessary but not obtainable on short notice and if such action is authorized by applicable law, met five times during the year and also met as a "committee of the whole" with other board members present either in person or by conference call twice during the year.

(3) Member of standing Audit Committee. Mr. Ashman is chairman of this committee and Mr. Williams, III is an ex-officio member. This committee, which met four times during the past fiscal year, consults with and recommends the Company's independent auditors and provides recommendations to the Board concerning the Company's accounting procedures.

(4) Member of standing Compensation Committee. Mr. Howlett is chairman of this committee, which met two times during the last fiscal year, sets the compensation for the President and establishes guidelines, to be implemented within the President's discretion, for the compensation of other officers.


     The Nominees have had the following principal occupations or employment for at least the past five years:

Mr. Williams, III has held the position of Chairman of the Board and President since November 1994. On September 8, 1994, he was elected Chief Financial Officer. He was elected as a vice president of the Corporation in 1991. For more than five years prior thereto he was an officer of various Company subsidiaries and remains an officer and/or director of several subsidiaries.

Mr. Williams, Jr., until November 1994, was the Chairman of the Board and President of Williams Industries, Inc. He is a founder and Chairman of the Williams and Beasley Company, an organization that is not otherwise affiliated with Williams Industries, Inc.; the Chairman of the Board of Williams Enterprises of Georgia, Inc.; and the principal owner of Structural Concrete Products, LLC.

Mr. Howlett is employed by Sugar Oak Corporation, a real estate management and investment company in the Greater Metropolitan
Washington area and the Midwest.   Prior to that time, he was the
president of a local area metals fabrication firm for 30 years.

Mr. Offutt is the founder and president of Offutt Securities, Inc., a Baltimore investment research firm specializing in high growth companies with market capitalizations in a range of $60 million to $1 billion. Mr. Offutt has worked in institutional research for more than 25 years.

Mr. Ashman is a principal with SAS advisors, an area consulting firm. Prior to its sale in November 1998, he was the president, CEO and a director of Capital Bank, N.A.. He is active in a number of community organizations and is a board member of five community groups.

Mr. Sim is the Group Vice President for Generation of Potomac Electric Power Company (PEPCO) of Washington, D. C., a position he has held since 1997. Prior to that time, he held other upper management positions with PEPCO from 1977, with the period from 1988 to 1991 being spent as the President and COO of American Energy and American Recovery Corporation, a division of Potomac Capital Investment Corporation, a non-regulated subsidiary of PEPCO. Mr. Sim is also active in a number of business and civic organizations, as well as being a registered professional engineer.


THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS
VOTE "FOR" THE ELECTION OF DIRECTORS OF THE NOMINEES NAMED ABOVE


Further Information Concerning the Board of Directors

     During the past fiscal year, the Board of Directors held five regular meetings and one special meeting by conference call. The majority of the directors attended all of the board meetings during the fiscal year and at least four directors were present at each meeting or conference call. Numerous subcommittee meetings, involving individual directors in different capacities, were also held.

Executive Officers

     The executive officers of the Company serve at the discretion of the Board and presently include: Frank E. Williams, III, Chairman of the Board, Chief Executive Officer, and Chief
Financial Officer.

Compliance with Section 16 of the Securities Exchange Act of 1934, as amended

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers and holders of 10% or more of the Company's Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of equity securities of the Company. The Company believes that all reports required pursuant to Section 16(a) with respect to the 2000 fiscal year were timely filed with the exception of the January 2000 Forms 4 for directors' and officers' options. All reports are current as of this filing.


Corporate Governance and Other Matters

     The Board of Directors selects the nominees for directors. The Company's bylaws also permit shareholders eligible to vote at the Annual Meeting to make nominations for directors through written notice no later than 60 days prior to the date of the anniversary of the immediately preceding annual meeting to the Secretary of the Company. The bylaws also permit shareholders to propose other business to be brought before an annual meeting, provided that such proposals are made pursuant to the same timely notice in writing to the Secretary of the Company. No such nominations or proposals have been received in connection with the Annual Meeting.



                         BENEFICIAL OWNERSHIP OF SHARES

     The following table sets forth information regarding ownership, as of September 22, 2000 of the Common Stock of the Company by: (1) each person known by the Company to own beneficially more than 5 percent of the Common Stock; (2) each director; (3) each nominee for director; and (4) all officers and directors as a group. Except as noted, the persons listed possess all ownership rights attached to the shares opposite their name, including the right to vote and dispose of the shares.

Directors:

Beneficial Owner           Number of Shares    Percentage of Class

Frank E. Williams, Jr.        1,297,619 (l)(4)        35.15 %
Frank E. Williams,  III         937,299 (2)(4)         2.60
William C. Howlett               38,120 (4)            1.03
R. Bentley Offutt                48,000 (3)(4)         1.30
Stephen N. Ashman                17,500 (4)            0.47
William J. Sim                   14,500 (4)            0.39
Officers and Directors as
   a group(6 persons)         1,509,892               40.90%


(1) Excludes 158,705 shares owned by his wife, as to which Mr. Williams, Jr. disclaims beneficial ownership; includes 518,346 shares owned or controlled by the Williams Family Limited Partnership of which the Williams Family Corporation (of which Mr. Williams, Jr. is the President and controlling person) is the General Partner; 75,900 shares from the estate of F. Everett Williams of which Mr. Williams, Jr. is executor; 3,000 shares as trustee for a minor child; 338,300 shares held by Williams Enterprises of Georgia, Inc., of which Mr. Williams, Jr. is the controlling person; and 1,000 shares held by the Williams Family Foundation, a charitable organization exempt under Section 501(c)(3) of the Internal Revenue code of 1986. The Foundation's purpose is to use and apply its income and principal assets exclusively for charitable, scientific, literary, and educational purposes. Mr. Williams, Jr. is a trustee of the Foundation and votes the stock. The business address of Mr. Williams, Jr. is 2789-B Hartland Road, Falls Church, Virginia.

(2) Includes 518,346 shares owned or controlled by the Williams Family Limited Partnership, duplicative of the shares listed for Mr. Williams, Jr., but included here because Mr. Williams, III, has a beneficial interest in these shares; 338,300 shares held by Williams Enterprises of Georgia and duplicative of those reported for Mr. Williams, Jr. because Mr. Williams, III, has a beneficial interest in the shares; 304 shares owned by his wife to which Mr. Williams, III, disclaims beneficial interest, and 3,000 shares held in trust for his minor child. Mr. Williams, III, is also a trustee of the Williams Family Foundation, which is the General Partner of the Williams Family Limited Partnership.

(3) Includes 40,000 shares owned by his wife, as to which Mr.
Offutt disclaims beneficial ownership.

(4) Includes options granted to directors.

     Based on research of records of the Securities and Exchange
Commission and on information from Vickers Stock Research
Corporation, the Company believes that there are no additional holders with more than a five percent position in the company's stock at this time.


EXECUTIVE OFFICERS AND DIRECTORS COMPENSATION

General

     The following table sets forth the total annual compensation paid or accrued by the Company to or for the account of Mr. Frank
E. Williams, III, the Company's Chief Executive Officer.   Mr.
Williams, III, has no employment contracts, termination of employment or change-in-control arrangements, pension plans, options (other than those disclosed herein) or any long term incentive arrangements with the Company. Mr. Williams, III, as do other eligible employees, participates in the Company's 401(k) plan, which provides for Company contributions.


SUMMARY COMPENSATION TABLE

Annual Compensation



  Name and       Year         Annual  Compensation
  Principal            ------------------------------------------
  Position
--------------  ------  Salary     Other      Bonus     Long-Term
Frank E.               --------  ---------  ----------  ----------
Williams, III    2000  $139,041  $9,290(1)  $78,788(2)  $12,530(3)
Chief Executive  1999  $125,048  $6,175(1)  $56,800(4)  $42,630(5)
Officer          1998  $122,308  $2,429(1)  $86,366(6)

(1)   Includes car allowance and directors' meeting fees.
(2) Includes payment, with interest, of bonus money owed by a subsidiary in 1991 when Mr. Williams, III, was the subsidiary president.
(3) Mr. Williams, III, was granted options for 3,500 shares of Williams Industries' stock at $3.58 per share.
(4)   Accrued, but unpaid.
(5) Mr. Williams, III, was granted options for 10,000 shares of Williams Industries' stock at $4.263 per share.
(6) Mr. Williams, III, was granted 15,703 shares of unregistered Williams Industries' stock at a value of $5.50 per share.


Directors' Fees

     Until August 1, 2000, executive officers who were also directors were paid $150 for each directors meeting attended. The 'outside' directors were paid $500 per month for serving as directors, plus $150 for each meeting attended. Attendance via telephone was compensated at $100 per meeting. As of August 1, 2000, "outside" directors are compensated $650 per month for serving as directors; $250 per meeting attended in person; $100 per telephone meeting; $200 per committee meeting attended; and a stock grant of restricted stock equal to $600 per month to be calculated monthly using the current share price at the end of the month with the shares to be accumulated and transferred once a year in January. The Chairman of the Audit Committee receives an additional stipend of $500 per month and other committee chairs receive $50 per month. All directors are reimbursed traveling expenses incurred in connection with meetings, with five such meetings normally being held each year. Frank E. Williams, III also served as a director of certain affiliated firms for which he was paid small stipends, included in annual compensation table, for each meeting attended.


Compensation Committee Report

     Pursuant to rules adopted by the Securities and Exchange Commission designed to enhance disclosure of public companies' policies toward executive compensation, set forth below is a report submitted by the Company's Compensation Committee (the Committee) addressing the Company's compensation policies with respect to executive officers.

     The Compensation Committee consists of William C. Howlett, Chairman, R. Bentley Offutt, and Frank E. Williams, III. The Compensation Committee is responsible for establishing and administering the policies that govern annual compensation, bonuses, stock options and all other forms of compensation for corporate executive officers. In November of each year, salaries are discussed in committee, changes are recommended to the Board, and voted on by the Board for the forthcoming calendar year.

     The Committee structures executive compensation in a manner designed to provide competitive levels of compensation and to assist the company in attracting and retaining qualified executives. Compensation is a direct result of the company's performance and therefore can be said to be performance driven. The Committee is generally familiar with executive compensation paid in the Washington, D.C. metropolitan area, but has not made a detailed comparison of the Company's executive compensation as compared to other companies in the area or the industry. The Committee recommends executive compensation to the full Board of Directors, which considers substantially the same factors as the Committee in determining whether to approve its recommendations.

                              Respectfully submitted,

                             /s/William C. Howlett
                             /s/R. Bentley Offutt
                             /s/Frank E. Williams, III


Compensation Committee Interlocks and Insider Participation

     Mr. Williams, III is a director and the Chief Executive Officer of the Company. Mr. H. Arthur Williams, the president of a Company subsidiary, is the brother of Mr. Williams, III, and the son of Mr. Frank E. Williams, Jr., a Company director. The Williams family is considered to be a "control group" of the Company, as the term control is defined by the Securities and Exchange Commission.

Certain Transactions

     Mr. Williams, Jr., a Company director and major shareholder, is a 50% owner of the Williams and Beasley Company, which does business with Williams Industries' subsidiaries. Net billings from this entity during the Fiscal Year ended July 31, 2000 were approximately $294,000. Mr. Williams, Jr. also owns or controls approximately 98% of Williams Enterprises of Georgia, which does business with Company subsidiaries. Billings to this entity and its affiliates were approximately $807,000 for the Fiscal Year
ended July 31, 2000.   Mr. Williams, Jr. is also a former director
of Concrete Structures, Inc. (CSI), a former subsidiary of the Company, which is operating under the supervision of the U.S. Bankruptcy Court for the Eastern District of Virginia, Richmond Division. CSI is indebted to the Company for $240,000 on a note, secured by the CSI assets, which was given in connection with the sale of CSI to two former officers and directors of the Company in 1994. Due to CSI's severe financial difficulties, Mr. Williams, Jr., through his privately owned company, Structural Concrete Products, LLC ("SCP"), leased the facilities of CSI on July 20, 1998, and on July 22, 1998, CSI filed for protection under Chapter 11 of the Bankruptcy Code. CSI filed and the Court has approved a plan that provides for the sale of its assets to SCP. The plan provides for the assumption and satisfaction of all secured claims by SCP. The Company expects that its secured note in the amount of $240,000 will be paid in full over the five-year term of the plan. SCP also does business with Company subsidiaries. Net billings to (from) SCP from this entity during the Fiscal Year ended July 31, 2000, were approximately $121,000.

INDEPENDENT AUDITORS

     Aronson, Fetridge & Weigle served as the Company's independent certified public accountants during the Fiscal Year ended July 31, 2000 and performed the audit for that year. In order to assure that the Company's audit fees are competitive and consistent with necessary services, the Company's audit committee reviews proposals from independent certified public accounting firms, including Aronson, Fetridge & Weigle, seeking to serve as the Company's independent auditors for the current fiscal year. Representatives of Aronson, Fetridge & Weigle, are expected to be present at the Annual Meeting, will have the opportunity to make a statement and to respond to appropriate questions from stockholders.



OTHER MATTERS

     No business other than that set forth above is expected to come before the Annual Meeting or any adjournment thereof. Should other business properly come before the meeting or any adjournment thereof, the proxy holders will vote upon the same according to their discretion and best judgment.


                   COMMON STOCK PERFORMANCE

     The following chart compares the value of $100 invested on August 1, 1995 in the Company's common stock, the Russell 2000 index and a peer group Index consisting of the common stocks issued by four companies selected by management. The Russell 2000 index represents a broad market group which management believes more nearly represents the Company's market capitalization than the NASDAQ Composite Index in which the Company participates.
The Peer Group was chosen as the nearest practicable representative peer group of companies which meet Securities and Exchange Commission requirements. However, management believes that the Company's mix of products and services over the period represented was unique in the heavy construction industry, with no other publicly traded company being truly comparable.

CHART IS NOT ABLE TO BE SHOWN

                     Year ended July 31:
                     1995    1996    1997    1998    1999    2000
                    ------  ------  ------  ------  ------  ------
Williams Industries 100.00  400.00  568.00  438.00  375.00  275.00
Peer Group          100.00  132.03  129.23  207.79  208.71  197.70
Russell 2000 Index  100.00  107.01  142.72  146.02  155.23  174.33

The broad market index chosen was:      The peer group was
                                        made up of the
     Russell 2000 Index                 following companies:
                                          Granite Construction Inc
The peer group chosen was:                Meadow Valley Corp
                                          Perini Corp
     Customer selected stock list         Schuff Steel Co

Source:

     Media General Financial Services
     P.O. Box 85333
     Richmond, Virginia 23293
     Phone (800) 446-7922
     Fax (804) 649-6826


     SHAREHOLDER PROPOSALS

     Any shareholder of the Company who wishes to present a proposal to be considered at the next Annual Meeting of Shareholders and who wishes to have the proposal presented in the Company's Proxy Statement for such meeting must deliver such proposal in writing to the Company's principal executive offices
not later than June 15, 2001.   If the shareholder does not want
the proposal presented in the Company's proxy, the Company's By-Laws provide that a proposal for consideration at the annual meeting must be submitted to the Company by written notice at least sixty days prior to the anniversary date of the preceding meeting or not later than September 11, 2001.


     MISCELLANEOUS

     The management of the Company knows of no matters to be presented at the meeting other than the election of directors. However, if other matters come before the meeting, it is the intention of the persons named in the accompanying proxy to vote the proxy in accordance with their judgments on such matters, and discretionary authority to do so is included in the proxy.


     AT THE WRITTEN REQUEST OF ANY RECORD HOLDER OF THE COMMON STOCK ON THE RECORD DATE, SEPTEMBER 22, 2000, OR OF ANY BENEFICIAL HOLDER OF SUCH SHARES ON SUCH DATE WHO MAKES A GOOD FAITH REPRESENTATION THAT SUCH SHAREHOLDER WAS SUCH A BENEFICIAL HOLDER, THE COMPANY WILL SUPPLY TO SUCH A SHAREHOLDER A COPY OF THE COMPANY'S FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE FISCAL YEAR ENDED JULY 31, 2000. PLEASE ADDRESS ALL REQUESTS TO WILLIAMS INDUSTRIES, INCORPORATED, 2849 MEADOW VIEW ROAD, FALLS CHURCH, VIRGINIA 22042.